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                                                                   EXHIBIT h(6)

                                     FORM OF
                                SERVICE AGREEMENT

         This SERVICE AGREEMENT ("Agreement"), made as of this [ ] day of [ ] by and between New England Funds Management L.P. ("NEFM"), a Delaware limited partnership and investment adviser to the funds listed on Attachment A (referred to individually as the "Fund" and collectively as the "Funds"), and[Name of Advisor], a Delaware limited partnership and investment adviser to the portfolios listed on Attachment B (referred to individually as the "Portfolio" and collectively as the "Portfolios").

                              W I T N E S S E T H:
         WHEREAS, each Fund and each Portfolio are registered as open-end, diversified or non-diversified management investment companies under the Investment Company Act of 1940, as amended;

         WHEREAS, New England Funds Trust III (the "Trust") has entered into agreements with NEFM ("Investment Advisory Agreement") for the provision of advisory services to the Funds;

         WHEREAS, the Trust has entered into an agreement with Nvest Services Company, Inc. ("Transfer Agency Agreement") under which Nvest Services Company, Inc. provides the Trust with shareholder servicing, account management, transfer and dividend disbursing services, shareholder reports, proxies, prospectuses and similar shareholder communication services and other related recordkeeping services for each Fund;

         WHEREAS, the Trust has entered into agreements with New England Funds, L.P. ("Distribution Agreement") for the provision of distribution services in connection with the shares of each Fund;

         WHEREAS, the Trust has entered into agreements with NEFM
("Administrative Agreement") for the provision of certain administrative services to each Fund;

         WHEREAS, each Fund intends to invest its assets exclusively in a Portfolio, except for temporary defensive purposes and cash or cash items pending investment in the Portfolio or necessary to meet current redemptions or Fund expenses;

         WHEREAS, each Fund is expected to provide a means by which a Portfolio can increase its asset base without adding a substantial number of shareholder accounts which are, or would be, invested directly in the Portfolio; and

         WHEREAS, [Name of Advisor] has determined that it is reasonable to expect that the services provided by NEFM under the Investment Advisory Agreements and the Administration Agreement, New England Funds, L.P., under the Distribution Agreements, and Nvest Services Company, Inc., under the Transfer Agency Agreement, to the Funds will result in benefits to [Name of Advisor.]




         NOW, THEREFORE, in consideration of the promises and mutual covenants made herein, it is agreed by and among the parties hereto as follows:

          1.   OMNIBUS ACCOUNTS
          The Portfolio will have a single omnibus account on its books for a Fund which will hold shares of the Portfolio.

          2.   SERVICE FEE
          In recognition of the services provided by NEFM, New England Funds, L.P and Nvest Services Company, Inc. to each Fund and the corresponding benefits that said services have to each Portfolio and to [Name of Advisor], [Name of Advisor] will pay an annual fee as set forth in Schedule A hereto. Nvest Services Company, Inc. shall provide an invoice for each Fund to [Name of Advisor] at the end of each quarter and such invoice shall include the information on which the fee is calculated. The fee shall be payable within 20 days following the receipt of the monthly invoice and shall be paid to NEFM.

          3.  LIABILITIES
          No party hereto shall be liable to any other party hereto for any action taken or thing done by it or its agent or contractors in carrying out the terms and provisions of this agreement provided such party has acted in good faith and without negligence or willful misconduct and selected its agents and contractors with reasonable care.

          NEFM acknowledges and agrees that the Underlying Trust, any of its series, trustees, officers, or [Name of Advisor], any of its officers, employees or agents (collectively referred to as a " [Name of Advisor] Party") shall not be responsible for: (i) any information contained in any registration statement, prospectus, statement of additional information, periodic reports to shareholders, proxy statements, supplements, or advertising or marketing materials prepared by or on behalf of the Trust or the Fund, except for information reviewed by any [Name of Advisor] Party concerning the Portfolio's disclosure contained in the Trust's Registration Statement pursuant to Items 2, 3, 4, 5, 12, 15 and/or 16 under Form N-1A ("N-1A Disclosure"), or provided to the Fund or NEFM by any [Name of Advisor] Party for that purpose; or (ii) the compliance or failure to comply by the Fund or its agents with applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over the Fund or any such agent, except to the extent that the Fund's or such agent's failure to comply with such law, rule or regulation is caused by any [Name of Advisor] Party's failure to comply with any applicable law, rule or regulation.

          NEFM shall indemnify, defend and protect each [Name of Advisor] Party, and hold them harmless from and against and all claims, demands, actions, losses, damages, liabilities, cost, charges, reasonable attorney fees and expenses of any nature it or they may incur arising out of or from (i) any statement or representation or omission of material fact that NEFM makes concerning the Portfolio that is inconsistent with or not included in the Portfolio's current prospectus, statement of additional information, periodic reports, proxy statement, supplements, sales materials; such other materials that has been reviewed by any [Name of Advisor] Party concerning the N-1A Disclosure contained in the Trust's Registration Statement; or such other materials as, from time to time, is provided to NEFM in writing by any [Name of Advisor] Party; or (ii) any failure by NEFM to comply with any applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over NEFM except to the extent that NEFM's failure to comply with such law, rule or regulation is caused by any [Name of Advisor] Party.

          Each [Name of Advisor] Party shall indemnify, defend and protect the Trust, its series, trustees and officers, NEFM , NEF, any of their officers, employees and agents (collectively referred to as a "NEFM Party"), and hold them harmless from any and all claims, demands, actions losses, damages, liabilities, cost, charges, reasonable attorney fees and expenses of any nature it or they may incur arising out of or from: (i) any untrue statement of a material fact contained in the Portfolio's current prospectus, statement of additional information, periodic reports to shareholders, proxy statements or supplements, such other materials that has been reviewed by any [Name of Advisor] Party concerning the Portfolio's N-1A Disclosure contained in the Trust's Registration Statement or such other materials as, from time to time, is provided to NEFM in writing by any [Name of Advisor] Party or any omission therefrom of a material fact required to be stated therein or necessary to make the statement therein not misleading; or (ii) any failure of any [name of Advisor] Party to comply with applicable federal or state law, rule or regulation of any administrative or self-regulatory organization with jurisdiction over any NEFM Party, except to the extent that such failure is caused by any NEFM Party.

          4.  DURATION AND TERMINATION OF THIS AGREEMENT
          This Agreement shall become effective as of the date of its execution and shall continue in effect until terminated. Any party may terminate this Agreement as to itself, by written notice delivered to the other parties; but such termination shall not operate to terminate this Agreement among the other parties.

          Termination of this Agreement pursuant to this section 4 shall be without payment of any penalty. Upon termination hereof, outstanding obligations hereunder shall survive.

          5.  AMENDMENT OF THE AGREEMENT
          The Agreement may be modified or amended from time to time by mutual written agreement between the parties hereto. This Agreement may be amended in the future to include as additional parties to the Agreement, including but not limited to, other investment companies affiliated with [Name of Advisor].

          6.  NOTICE
          Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.

          7.  INTERPRETIVE PROVISIONS
          In connection with the operation of this Agreement, the parties may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by all parties and annexed hereto, but no such provisions shall contravene any applicable Federal or State law or regulation. Also, no existing provision of this Agreement, or interpretive or additional provision described above, shall be effective if, as a result, a Fund or any Underlying Fund would lose its status as a regulated investment company under Subchapter M of the Internal Revenue Code.

          8.  STATE LAW
          This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts.

          9.  CAPTIONS
          The captions in the Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.


         IN WITNESS WHEREOF, the parties have caused the Agreement to be executed as of the day and year first above written.

New England Funds Management, L.P.        [Name of Advisor]

By: _______________________               By: _______________________
Name: _____________________               Name: _____________________
Title: ____________________               Title: ____________________
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                                   SCHEDULE A

For the services rendered to a Fund, [Name of Advisor] agrees to pay NEFM a quarterly fee equal to the 0.25% (at an annual rate) of the average daily net asset value of the shares of the Portfolio held in that Fund during the calendar quarter, less any fees paid by a Portfolio to Nvest Services Company, Inc. pursuant to the Special Servicing Agreement entered into among the Fund, the Portfolio and Nvest Services Company, Inc. Any payment due in such invoice shall be adjusted to reflect the amount of any charges billed to a Portfolio under the Special Services Agreement.